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                                                                      EXHIBIT 21

                     SUBSIDIARIES OF PLAINS RESOURCES INC.


 .    PMCT INC.

 .    Plains Terminal & Transfer Corporation

 .    Plains Marketing & Transportation Inc.

 .    Plains Resources International Inc.

 .    PLX Crude Lines Inc.

 .    Stocker Resources Inc.

 .    Calumet Florida, Inc.

 .    Plains Illinois Inc.

 .    PLX Ingleside Inc.

 .    Stocker Resources, L.P.

 .    Plains All American Inc.